AMENDMENT NO. 1

Dated as of April 30, 2009

to

CREDIT AGREEMENT

Dated as of July 16, 2008

        THIS AMENDMENT NO. 1 (“Amendment”) is made as of April 30, 2009 (the “Effective Date”) by and among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Funding Corp., a Nevada corporation, Harley-Davidson Financial Services Europe Limited, a company incorporated and organized under the laws of England and Wales and Harley-Davidson Financial Services Canada, Inc., a corporation organized under the laws of Canada (collectively, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Global Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of July 16, 2008 by and among the Borrowers, the Lenders and the Administrative Agent (as amended prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

        WHEREAS, the Borrowers have requested that certain modifications be made to the Credit Agreement;

        WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to the following amendment to the Credit Agreement.

        1.                Amendments to Credit Agreement. Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

        (a)     The preliminary statement of the Credit Agreement is amended to (i) add the phrase “certain other Subsidiaries of Harley from time to time a party hereto as Opco Guarantors,” immediately after the phrase “Harley Davidson Credit Corp., a Nevada corporation,” appearing therein and (ii) add the following new sentence immediately before the final sentence thereof:

        The initial Opco Guarantors have become party hereto on the Amendment No. 1 Effective Date pursuant to a joinder agreement in the form of Exhibit G hereto.

        (b)      The definition of “Alternate Base Rate” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the word “and” appearing immediately before clause (b) thereof, (ii) add the phrase “; and (c) the Eurocurrency Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%” immediately after clause (b) thereof, (iii) delete the word “or” appearing immediately after the term “Prime Rate” appearing in the final sentence thereof and to replace such word with a comma and (iv) add the phrase “or the Eurocurrency Rate” immediately after the term “Federal Funds Effective Rate” appearing in the final sentence thereof.

        (c)      The definition of “Loan Documents” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “in connection therewith” appearing therein and to replace such phrase with the phrase “pursuant thereto”.

        (d)      Each of the definitions of “Material Adverse Change” and “Material Adverse Effect” appearing in Section 1.1 of the Credit Agreement is amended to (i) add the phrase “business, assets, operations or” immediately before the phrase “financial condition of Harley” appearing therein and (ii) add the phrase “or furnished to” immediately after the phrase “Form 8-K filed with” appearing therein.

        (e)      The definition of “Permitted Finance Receivables Securitization” appearing in Section 1.1 of the Credit Agreement is amended to add the phrase “or facility” immediately after the phrase “financial asset financing program” appearing therein.

        (f)      The definition of “Support Agreement” appearing in Section 1.1 of the Credit Agreement is amended to delete the date “July 16, 2008” appearing therein and to replace such date with the date “April 30, 2009".

        (g)      Section 1.1 of the Credit Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:

“Additional Negative Covenant Period” means that, as of any date of determination, Harley has any of the following ratings: (i) an issuer rating by Moody’s that is lower than Baa3, (ii) an implied corporate credit rating by S&P that is lower than BBB- and (iii) an issuer default rating by Fitch that is lower than BBB-, in each case as of such date.

“Amendment No. 1 Effective Date” means April 30, 2009.

“Applicable Acquisition Basket” means, with respect to the making of any Permitted Acquisition, the greater of (i) subject to the succeeding clause (ii), $25,000,000, solely to the extent that the Opco Leverage Ratio shall be greater than, at the time thereof and after giving effect thereto, 1.00 to 1.00 or (ii) $50,000,000, solely to the extent that the Opco Leverage Ratio shall be less than or equal to, at the time thereof and after giving effect thereto, 1.00 to 1.00; it being agreed that in the case of each of the preceding clauses, the Opco Leverage Ratio shall be calculated on a pro forma basis reasonably acceptable to the Global Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings) and being recomputed as of the last day of the most recently ended fiscal quarter of Harley for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

“Applicable Commitment Fee Rate” is defined in Section 2.6(b) hereof.

“Applicable Investment Basket” means, with respect to the making of any investment, loan or advance under, and in reliance on, Section 6.2.9(r), the greater of (i) subject to the succeeding clause (ii), $10,000,000, solely to the extent that the Opco Leverage Ratio shall be greater than, at the time thereof and after giving effect thereto (on a pro forma basis reasonably acceptable to the Global Administrative Agent), 1.00 to 1.00 or (ii) $25,000,000, solely to the extent that the Opco Leverage Ratio shall be less than or equal to, at the time thereof and after giving effect thereto (on a pro forma basis reasonably acceptable to the Global Administrative Agent), 1.00 to 1.00.

“Company” means any Borrower or Guarantor, individually, and “Companies” means each of the Borrowers and Guarantors, collectively; provided that no Opco Guarantor shall be considered a “Company” hereunder unless and until all of the requirements of Section 6.1.11(a) have been satisfied with respect to such entity and each Opco Guarantor shall cease to be considered a “Company” hereunder upon its release from the Guarantee as contemplated by Section 6.1.11(b) (until such time, if any, that it is subsequently required to satisfy the requirements of Section 6.1.11(a)).

“Consolidated Finco Debt” is defined in Section 6.3(A) hereof.

“Consolidated Opco Debt” is defined in Section 6.3(A) hereof.

“Defaulting Lender” means any Lender, as determined by the Global Administrative Agent, that has (a) failed to fund its Pro Rata Share of any Advance or Loan within three (3) Business Days of the date required to be funded by it hereunder, (b) notified any Company, the Global Administrative Agent, the Global Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after written request by the Global Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Swing Line Loans, (d) otherwise failed to pay over to the Global Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“euro” and “€” means the single currency of the participating member states of the European Union.

“Finco Guarantor” means any of HDFS, HDCC or HDFSI and “Finco Guarantors” means each of HDFS, HDCC and HDFSI and in each such case their respective successors and permitted assigns.

“Finco Leverage Ratio” is defined in Section 6.3(A) hereof.

“Fitch”is defined in Section 2.6(b) hereof.

“Guarantor” means (i) at any time on or after the Amendment No. 1 Effective Date and prior to the Guaranty Ratings Threshold Date, any of the U.S. Borrowers, (ii) any of the Finco Guarantors or (iii) any of the Opco Guarantors and “Guarantors” means (i) at any time on or after the Amendment No. 1 Effective Date and prior to the Guaranty Ratings Threshold Date, each of the U.S. Borrowers, (ii) each of the Finco Guarantors and (iii) each of the Opco Guarantors and in each such case their respective successors and permitted assigns.

“Guaranty Ratings Threshold Date” means the first date on which Harley achieves at least two of the following: (i) an issuer rating by Moody’s of A2 (with stable outlook) or better, (ii) an implied corporate credit rating by S&P of A (with stable outlook) or better and (iii) an issuer default rating by Fitch of A (with stable outlook) or better as of such date.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or a Syndicated Canadian Addendum and any other Person that shall have become a Lender hereunder pursuant to Section 2.4(b), including each Syndicated Global Lender, the Global Swing Line Lender, each Syndicated Canadian Bank and their respective successors and assigns.

“Material Domestic Opco Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary but excluding HDFS and its Subsidiaries. For the avoidance of doubt, no SPE shall be deemed to constitute a “Material Domestic Opco Subsidiary” hereunder.

“Moody’s”is defined in Section 2.6(b) hereof.

“Non-Loan Party” means any Subsidiary of Harley that is not a Company.

“Opco Guarantor” means any Material Domestic Opco Subsidiary. The initial Opco Guarantors have become party hereto on the Amendment No. 1 Effective Date pursuant to a joinder agreement in the form of Exhibit G hereto.

“Opco Leverage Ratio” is defined in Section 6.3(A) hereof.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by Harley or any Subsidiary of (i) all or substantially all the assets of or (ii) more than 50% of the Voting Stock in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default or Unmatured Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as Harley and the Subsidiaries or business reasonably related thereto, (c) Harley and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Global Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.3 recomputed as of the last day of the most recently ended fiscal quarter of Harley for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $20,000,000, Harley shall have delivered to the Global Administrative Agent a certificate of the chief financial officer or treasurer of Harley to such effect, together with all relevant financial information, statements and projections reasonably requested by the Global Administrative Agent, (d) in the case of an acquisition or merger involving Harley or a Subsidiary, Harley is the surviving entity of such merger and/or consolidation or the surviving entity of such merger and/or consolidation is a Subsidiary of Harley and (e) the aggregate cash consideration paid in respect of such acquisition, when taken together with the aggregate cash consideration paid in respect of all other acquisitions of the type described in this definition, does not exceed the Applicable Acquisition Basket during any fiscal year of Harley (the “Annual Permitted Acquisition Basket”). For any fiscal year of Harley, the Annual Permitted Acquisition Basket shall be increased by the unused amount of the Annual Permitted Acquisition Basket in effect as of the last day of the immediately preceding fiscal year of Harley, without giving effect to any carryover amount. Permitted Acquisitions in any fiscal year of Harley shall be deemed to use first, the Annual Permitted Acquisition Basket for such fiscal year and, second, any amount carried forward to such fiscal year pursuant to this sentence. For the avoidance of doubt any promissory notes and other noncash consideration received in connection with a Permitted Acquisition shall not count against any Annual Permitted Acquisition Basket unless and until cash payments are received in respect thereof, and upon such receipt, such cash payments shall count against the Annual Permitted Acquisition Basket applicable to the fiscal year in which such cash payments are received.

“Permitted Investment” means:

    (a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof (including, without limitation, deposits or other instruments that are fully insured by the Federal Deposit Insurance Corporation or another similar governmental agency);

    (b)        investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s and commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or from Moody’s;

    (c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

    (d)        fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities (without regard to maturity) described in clause (a) above, clause (c) above or clause (f) below and entered into with a financial institution satisfying the criteria described in clause (c) above;

    (e)        money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

    (f)        securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 (or long-term ratings of at least A3 or A-) from either S&P or Moody’s or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s; and

(g) any other investment made in accordance with Harley’s investment policy as in effect on the Amendment No. 1 Effective Date (but excluding auction rate securities).

“Restricted Payment” means any cash dividend or other cash distribution with respect to any Voting Stock or other equity interest in Harley or any Subsidiary of Harley, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness of, or Voting Stock or other equity interest in, Harley or any Subsidiary of Harley or any option, warrant or other right to acquire any such Indebtedness of, or Voting Stock or other equity interest in, Harley or any Subsidiary of Harley.

“S&P”is defined in Section 2.6(b) hereof.

“SPE” means a Subsidiary trust, limited purpose finance company, or special purpose entity formed for the purpose of consummation of one or more Permitted Finance Receivables Securitizations.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

        (h)     Section 1.1 of the Credit Agreement is amended to delete the definitions of “Applicable Commitment Fee”, “Consolidated Debt” and “Leverage Ratio” appearing therein.

        (i)     The Credit Agreement is amended to delete each reference to the term “Applicable Commitment Fee” and to replace each such reference with the term “Applicable Commitment Fee Rate”.

        (j)     Section 2.6(b)(i) of the Credit Agreement is amended to (i) delete the definition of “Applicable Commitment Fee” appearing therein and (ii) add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:

"Applicable Commitment Fee Rate" means the percentage identified as the Applicable Commitment Fee Rate in, and determined by reference to, the following table:

---------------------------- ------------- ------------ ------------- ------------- ------------- Level I Level II Level III Level IV Level V ---------------------------- ------------- ------------- ------------- ---------------------------- ------------- ------------ ------------- ------------- ------------- Applicable Commitment Fee 0.25% 0.375% 0.50% 0.625% 0.875% Rate ---------------------------- ------------- ------------ ------------- ------------- -------------
“Applicable Margin” means the greater of (i) 0.50% and (ii) (x) a percentage determined in accordance with the provisions of this Section 2.6(b) by reference to Harley’s or the Applicable Finco’s, as applicable, Status as established by reference to the following table, multiplied by, (y) on each Rate Set Date, the average of the Markit CDX.NA.IG Series 12 or any successor series (5 Year Period) (the “Index”) for the preceding thirty (30) business days (in respect of which the Securities Industry and Financial Markets Association declares the U.S. fixed income market to be open) as available to the applicable office of the Global Administrative Agent, or if fewer, the number of days for which the then current series is in effect:

         ------------------------------------- ----------------- ----------------- ----------------- ---------------
                                                   Level I           Level II         Level III         Level IV
         -------------------------------------                                     ----------------- ---------------
         ------------------------------------- ----------------- ----------------- ----------------- ---------------
         Percentage for Determining                  55%               75%               100%             100%
         Applicable Margin for Relevant Loans
         ------------------------------------- ----------------- ----------------- ----------------- ---------------
“Level I Status” exists at any date if, on such date, at least two of the following ratings exist: the Moody’s Rating is A2 or better, the S&P Rating is A or better or the Fitch Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status and (ii) at least two of the following ratings exist: the Moody’s Rating is A3 or better, the S&P Rating is A- or better or the Fitch Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status or Level II Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa1 or better, the S&P Rating is BBB+ or better or the Fitch Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa2 or better, the S&P Rating is BBB or better or the Fitch Rating is BBB or better.

“Level V Status” exists, with respect to the Applicable Commitment Fee Rate only, at any date if, on such date, the applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

        (k)      Section 2.6(b)(ii) of the Credit Agreement is amended to (i) delete the word “If” appearing at the beginning of each of the third and fourth sentences thereof and to replace each such word with the phrase “Except under the circumstances described in clause (iii) below, if” and (ii) add the phrase “(or Level V Status in the case of the Applicable Commitment Fee Rate)” immediately after the term “Level IV Status” appearing in each of the third and fourth sentences thereof.

        (l)     Section 2.6(b) of the Credit Agreement is amended to add the following as new clause (iii) thereof:

    (iii)        Changes re. Rating Agencies. If any of Moody’s, S&P or Fitch shall cease to be in the business of rating corporate debt obligations, the Companies and the Required Lenders shall negotiate in good faith to amend this Agreement to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable ratings (in respect of determination of “Status”, the “Guaranty Ratings Threshold Date” and the “Additional Negative Covenant Period”) from such rating agency shall be determined by reference to the rating(s) most recently in effect from such rating agency prior to such cessation.

        (m)      Section 3.3(b) of the Credit Agreement is amended to (i) delete clause (B) thereof in its entirety, (ii) delete each reference to “the Administrative Agent” therein and substitute “the Global Administrative Agent” in lieu thereof and (iii) change clause (C) thereof to new clause (B) thereof.

        (n)      Section 3.8 of the Credit Agreement is amended to delete the phrase “defaults in its obligation to fund Loans hereunder” and to replace such phrase with the phrase “becomes a Defaulting Lender”.

        (o)      Section 4.2 of the Credit Agreement is amended to (i) delete the word “and” appearing at the end of clause (i) thereof, (ii) delete the period appearing at the end of clause (ii) thereof and to replace such period with the phrase “; and” and (iii) add the following as new clause (iii) thereof:

    (iii)        at any time prior to the Guaranty Ratings Threshold Date, Harley is in compliance with the Opco Leverage Ratio on the date of, and after giving effect (including pro forma effect) to, the making of such Loan and the use of proceeds thereof.

        (p)      The final paragraph of Section 4.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

Each Borrowing Notice with respect to each Loan or Advance shall (i) constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i) and (ii) will have been satisfied as of the date of such Loan or Advance and (ii) include calculations reasonably satisfactory to the Global Administrative Agent demonstrating compliance with the condition set forth in Section 4.2(iii) in respect of a Borrowing Notice prior to the Guaranty Ratings Threshold Date.

        (q)      Section 5.1 of the Credit Agreement is amended to (i) delete the reference to “December 31, 2007" appearing in Section 5.1.6 and substitute “December 31, 2008” in lieu thereof and (ii) add the following as new clauses 5.1.10 and 5.1.11 thereof, respectively:

5.1.10 Disclosure. The Companies have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information furnished by or on behalf of the Companies or any Subsidiary to the Global Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), collectively and taken as a whole, did not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which statements are made; provided that, with respect to projected financial information contained therein, the Companies represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved).

5.1.11 No Default. No Unmatured Default or Default has occurred and is continuing.

        (r)      Section 6.1.4 of the Credit Agreement is amended to delete the reference “Section 6.2.2” appearing therein and to replace such reference with the reference “Section 6.2.3".

        (s)      Section 6.1.8 of the Credit Agreement is amended to add the following proviso at the end thereof:

; provided that the foregoing shall not restrict or otherwise prohibit transactions between or among Harley and its Subsidiaries (to the extent Harley owns, directly or indirectly, at least 90% of the equity interests in each such Subsidiary) and not involving any other Affiliate.

        (t)      Section 6.1 of the Credit Agreement is amended to add the following as new clause 6.1.11 thereof:

6.1.11 Opco Guarantors.

    (a)        Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Global Administrative Agent) after any Person becomes a Material Subsidiary (based on Harley’s financial position and results as of the end of the most recently ended fiscal quarter but giving effect on a pro forma basis to such Person becoming a Material Subsidiary), Harley shall provide the Global Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Domestic Opco Subsidiary to deliver to the Global Administrative Agent a Joinder Agreement in substantially the form of Exhibit G (a “Joinder Agreement”) pursuant to which such Material Domestic Opco Subsidiary agrees to be bound by the terms and provisions of the Guarantee, such Joinder Agreement to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters consistent with the matters covered in the inside counsel opinion delivered on the Amendment No. 1 Effective Date) in form and substance reasonably satisfactory to the Global Administrative Agent and its counsel.

    (b)        Release. If any Opco Guarantor ceases to be a Material Domestic Opco Subsidiary (based on Harley’s financial position and results as of the end of the most recently ended fiscal quarter but giving effect on a pro forma basis to such Person ceasing to be a Material Subsidiary), Harley may provide the Global Administrative Agent with written notice thereof, and, upon receipt by the Global Administrative Agent of such notice, such Domestic Subsidiary shall no longer be an Opco Guarantor and shall be automatically released from the Guarantee and its obligations thereunder shall be terminated; provided that if such Domestic Subsidiary shall subsequently become a Material Domestic Opco Subsidiary, such Domestic Subsidiary shall continue to be subject to the guarantor requirements of subsection (a) above, if applicable. If all or substantially all (but in any event greater than 50%) of the assets of, or all of the equity interests owned by Harley and/or its Subsidiaries in, a Material Domestic Opco Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by this Agreement, then, upon the consummation of such transaction, such Domestic Subsidiary shall no longer be an Opco Guarantor and shall be automatically released from the Guarantee and its obligations thereunder shall be terminated.

        (u)      Section 6.2 of the Credit Agreement is amended to (i) change clauses 6.2.1–6.2.6 thereof to new clauses 6.2.2–6.2.7 thereof, respectively and (ii) add the following as new clauses 6.2.1, 6.2.8, 6.2.9 and 6.2.10 thereof, respectively:

6.2.1 Subsidiary Indebtedness. Permit any Material Subsidiaries (excluding HDFS and HDFC) to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) the Obligations and any other Indebtedness created under the Loan Documents;

    (b)        Indebtedness existing or contemplated on the Amendment No. 1 Effective Date and set forth on Schedule 6.2.1(b) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;

(c) Indebtedness of any Subsidiary of Harley incurred pursuant to any Permitted Finance Receivables Securitization (including, without limitation, any Permitted Securitization Recourse Obligations);

    (d)        Indebtedness of any Subsidiary of Harley to any Company or any other Subsidiary of Harley; provided that Indebtedness of any Non-Loan Party to any Company shall be subject to the limitations set forth in Section 6.2.9(e);

(e) Indebtedness subject to a Lien permitted to secure such Indebtedness pursuant to Section 6.2.2;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(g) guarantees in respect of Indebtedness of Harley or any Subsidiary of Harley that is otherwise permitted hereunder;

    (h)        Indebtedness arising under capitalized leases and purchase money obligations, in each case to finance the purchase, repair or improvement of fixed or capital assets, and extensions, renewals and replacements thereof, provided that any Lien in respect thereof shall be subject to the proviso in Section 6.2.2(b);

    (i)        Indebtedness assumed in connection with any acquisition permitted under this Agreement (or, to the extent the principal amount thereof does not exceed the Indebtedness refinanced or replaced, Indebtedness incurred to refinance or replace any Indebtedness that would otherwise be assumed in connection with such an acquisition, but otherwise excluding Indebtedness incurred in contemplation of such an acquisition) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;

(j) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

    (k)        Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of equity interests to the extent not prohibited by Section 6.2.10;

    (l)        Indebtedness incurred in connection with acquisitions or dispositions permitted under this Agreement constituting indemnification obligations or the adjustment of the purchase price or similar adjustments;

    (m)        Indebtedness under deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;

    (n)        Indebtedness incurred in respect of cash management services, netting services, overdraft protection (so long as such overdraft is not outstanding for a period of more than two (2) Business Days) and similar arrangements, in each case in the ordinary course of business;

(o) Indebtedness consisting of take-or-pay obligations contained in supply or similar arrangements in the ordinary course of business;

    (p)        Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

    (q)        obligations in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;

(r) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(s) unsecured Indebtedness of H-D Varese Holding Co. S.r.l. and its Subsidiaries (including successors and assigns) in an aggregate principal amount not exceeding €200,000,000 at any time outstanding;

    (t)        unsecured Indebtedness of Harley-Davidson Financial Services Canada, Inc. and its Subsidiaries (including successors and assigns) in an aggregate principal amount not exceeding $300,000,000 at any time outstanding;

(u) Subordinated Indebtedness and Subordinated Intercompany Indebtedness; and

(v) unsecured Indebtedness not otherwise permitted under this Section 6.2.1 in an aggregate principal amount not exceeding $60,000,000 at any time outstanding.

6.2.8 Restrictive Agreements. Enter into, incur or permit to exist, or permit any of its Material Subsidiaries to, enter into, incur or permit to exist, any agreement or other arrangement (excluding financial covenants under agreements evidencing Indebtedness permitted hereunder) that prohibits, restricts or imposes any condition upon (a) the ability of Harley or any of its Material Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Material Subsidiary of Harley to pay cash dividends or other cash distributions with respect to holders of its Voting Stock or to make or repay loans or advances to Harley or any other Subsidiary of Harley or to guarantee Indebtedness of Harley or any other Subsidiary of Harley; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Finance Receivables Securitization, or the sale of a Subsidiary (or its assets) pending such sale provided such restrictions and conditions apply only to the Subsidiary (or its assets) that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to any agreement in effect (A) on the date hereof and set forth on Schedule 6.2.8 or (B) at the time a Person becomes a Material Subsidiary of Harley, so long as such agreement was not entered into in contemplation thereof, in each case as amended from time to time and including any renewal, extension, refinancing or replacement thereof to the extent that such renewal, extension, refinancing or replacement does not contain any restriction or condition of the type prohibited by this Section 6.2.8 which is more restrictive or onerous in any material respect on Harley or any of its Material Subsidiaries than the original restrictions and/or conditions of the type prohibited by this Section 6.2.8 contained in such original agreement or other arrangement.

6.2.9 Investments, Loans, Advances, Guarantees and Acquisitions. At any time during the Additional Negative Covenant Period, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Harley prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any investment or any other similar interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) any Person or any assets of any other Person constituting a business unit, or permit any of its Material Subsidiaries to take any of the foregoing actions, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

    (c)        investments of Harley and its Material Subsidiaries existing on the date hereof and set forth on Schedule 6.2.9(c) or, with respect to any Additional Negative Covenant Period, as of the commencement thereof, and any modification, replacement, renewal or extension thereof; provided that the amount of the original investment, loan, advance or guarantee is not increased except by the terms thereof or as otherwise not prohibited by this Section 6.2.9;

    (d)        investments by Harley and its Subsidiaries existing on the date hereof or, with respect to any Additional Negative Covenant Period, as of the commencement thereof, in the capital stock of Harley’s Subsidiaries;

    (e)        investments, loans, advances or capital contributions made by the Borrowers in or to any of their respective Subsidiaries and made by any of their respective Subsidiaries in or to a Borrower or any other Subsidiary of a Borrower (provided that (i) not more than an aggregate amount of $15,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by the Companies to Subsidiaries of the Borrowers which are Non-Loan Parties and (ii) for the avoidance of doubt, the foregoing clause (i) shall not restrict or otherwise prohibit accounts payable and/or accounts receivable arising from intercompany sales and transfers in the ordinary course of business substantially consistent with past practice in connection with the manufacture, sale and distribution of motorcycles and related products and services and/or the allocation of payroll expenses among Harley and its Subsidiaries in the ordinary course of business substantially consistent with past practice);

(f) guarantees constituting Indebtedness permitted by Section 6.2.1;

    (g)        loans or advances to directors, officers, members of management and employees and consultants in the ordinary course of business for business-related travel, entertainment, relocation and other ordinary business purposes, and in connection with the purchase by any such person (or such person’s estate, heirs, family members, spouse or former spouse) of equity interests of Harley to the extent not prohibited by Section 6.2.10;

    (h)        investments, loans and advances consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, without limitation, with respect to intercompany transactions), and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(i) promissory notes and other noncash consideration received in connection with dispositions permitted under this Agreement;

    (j)        investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Persons arising in the ordinary course of business and upon foreclosure with respect to any secured investment, loan or advance or other transfer of title with respect to any secured investment, loan or advance;

(k) advances of payroll payments to employees in the ordinary course of business;

(l) guarantees of leases entered into by Harley or any Subsidiary of Harley in the ordinary course of business;

(m) investments in the ordinary course of business consisting of endorsements for collection or deposit;

(n) investments consisting of Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(o) investments consisting of operating deposit accounts maintained in the ordinary course of business and consistent with the past practice of Harley and its Subsidiaries;

    (p)        investments in respect of the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of Harley and its Subsidiaries;

    (q)        any investment in a trust or one or more limited purpose finance companies or special purpose entities in connection with a Permitted Finance Receivables Securitization or any investment by such a Person in any other Person in connection with a Permitted Finance Receivables Securitization, including investments of funds held in accounts permitted or required by the arrangements governing the securitization financing or any related Indebtedness; provided that any material investment in such a trust or one or more limited purpose finance companies or special purpose entities is in the form of a note, contribution of additional Finance Receivables and/or equity investments; and

    (r)        any other investment, loan or advance (other than acquisitions) so long as, after giving effect thereto, the aggregate amount of all such investments, loans and advances does not exceed the Applicable Investment Basket during the term of this Agreement.

For the avoidance of doubt, at any time that the Additional Negative Covenant Period is not in effect, the covenant contained in this Section 6.2.9 shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the expiration of an Additional Negative Covenant Period solely by virtue of noncompliance with this Section 6.2.9 shall automatically cease to exist. Furthermore, to the extent that any investment, loan or advance is made other than during the Additional Negative Covenant Period, such investment, loan or advance shall continue to be permitted hereunder and shall not count against the limitation set forth in clause (r) above during the Additional Negative Covenant Period.

For purposes of this Section 6.2.9, the amount of any (i) capital contribution shall be the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by Harley), reduced by the amount of any cash equity return thereon, (ii) loan or advance shall be the amount thereof, reduced by cash repayments thereof and (iii) guarantee shall be the reasonably anticipated liability in respect thereof at the time of determination.

6.2.10 Restricted Payments. At any time during the Additional Negative Covenant Period, declare or make, or agree to pay or make, or permit any of its Material Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Harley may declare and pay dividends with respect to its Voting Stock payable solely in additional shares of its common stock, (b) Subsidiaries of Harley may declare and pay dividends ratably with respect to their Voting Stock, (c) the Companies may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Harley and its Subsidiaries, (d) Harley may declare and pay regularly scheduled ordinary dividends not in excess of the amount authorized by Harley’s board of directors as of the Closing Date and (e) Harley and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing when such Restricted Payment is declared or would arise as a result (including after giving pro forma effect thereto) thereof and the aggregate amount of all such Restricted Payments during any fiscal year of Harley does not exceed $10,000,000 (the “Annual Permitted Restricted Payment Basket”). For any fiscal year of Harley, the Annual Permitted Restricted Payment Basket shall be increased by the unused amount of the Annual Permitted Restricted Payment Basket during the immediately preceding fiscal year of Harley, without giving effect to any carryover amount. Restricted Payments in any fiscal year of Harley shall be deemed to use first, the Annual Permitted Restricted Payment Basket for such fiscal year and, second, any amount carried forward to such fiscal year pursuant to this sentence.

For the avoidance of doubt, at any time that the Additional Negative Covenant Period is not in effect, the covenant contained in this Section 6.2.10 shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the expiration of an Additional Negative Covenant Period solely by virtue of noncompliance with this Section 6.2.10 shall automatically cease to exist. Furthermore, to the extent that any Restricted Payment is made other than during the Additional Negative Covenant Period, such Restricted Payment shall continue to be permitted hereunder and shall not count against the Annual Permitted Restricted Payment Basket during the Additional Negative Covenant Period.

(v)	New Section 6.2.2 of the Credit Agreement is amended to (i) delete the word “indebtedness” appearing in clause (b) thereof and to replace such word with the term “Indebtedness”, (ii) delete the reference “Section 6.2.1(b)” appearing in clause (b) thereof and to replace such reference with the reference “Section 6.2.2(b)", (iii) delete the reference “Schedule 6.2.1(c)” appearing in clause (c) thereof and to replace such reference with the reference “Schedule 6.2.2(c)” and (iv) delete the reference “Section 6.2.1” appearing in clause (i) thereof and to replace such reference with the reference “Section 6.2.2".

(w)	New Section 6.2.3 of the Credit Agreement is amended to add the following proviso at the end thereof:

and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries from selling or disposing of any Property located in the City of Franklin or on Capitol Drive, in Wisconsin, in connection with the restructuring contemplated in the Form 8-K of Harley dated January 21, 2009.

(x)	Section 6.3(A) of the Credit Agreement is amended to (i) delete the definitions of “Consolidated Debt” and “Leverage Ratio” appearing therein, (ii) delete the term “HDFS” from the definition of “Subordinated Indebtedness” appearing therein and to replace such term with the word “Harley” and (iii) add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:

“Consolidated EBITDA” means, for any period, net income (or net loss) of Harley and its Consolidated Subsidiaries in accordance with Agreement Accounting Principles plus the sum of (a) Consolidated Interest Expense, (b) taxes on or measured by income (including franchise taxes imposed in lieu of income taxes), (c) depreciation expense, (d) amortization expense, (e) non-recurring cash restructuring expenses not to exceed an aggregate amount of $50,000,000 in any period of four consecutive fiscal quarters and (f) other non-cash or extraordinary charges minus (g) any cash payments made during such period in respect of any non-cash charges previously added back to Consolidated EBITDA in accordance with the foregoing clause (f) and paid subsequent to the fiscal quarter in which such non-cash charge was incurred, in each case determined in accordance with Agreement Accounting Principles for such period. For the purposes of calculating Consolidated EBITDA for any period, if during such period Harley or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.

“Consolidated Finco Debt” means, at any time, all Indebtedness of HDFS and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of HDFS in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts (i) Subordinated Indebtedness and (ii) Subordinated Intercompany Indebtedness.

“Consolidated Opco Debt” means, at any time, all Indebtedness of Harley and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of Harley (but excluding HDFS and its Subsidiaries) in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts intercompany Indebtedness.

“Finco Leverage Ratio” means the ratio of (a) Consolidated Finco Debt to (b) Consolidated Equity.

        “Opco Leverage Ratio” means the ratio of (a) Consolidated Opco Debt to (b) Consolidated EBITDA.

        (y)      Section 6.3(B) of the Credit Agreement is amended to delete the amount “$300,000,000” appearing therein and to replace such amount with the amount “$500,000,000".

        (z)      Section 6.3(C) of the Credit Agreement is amended and restated in its entirety to read as follows:

(C) Maximum Finco Leverage Ratio. The Companies shall not permit the Finco Leverage Ratio, as of the end of any fiscal month, to exceed 10.00 to 1.00.

        (aa)      Section 6.3 of the Credit Agreement is amended to (i) change clause (D) thereof to new clause (E) thereof and (ii) add the following as new clause (D) thereof:

    (D)        Maximum Opco Leverage Ratio. The Companies shall not permit the Opco Leverage Ratio, as of the end of any fiscal quarter ending prior to the Guaranty Ratings Threshold Date, to exceed 2.75 to 1.00. For the avoidance of doubt, on and after the Guaranty Ratings Threshold Date, the covenant contained in this Section 6.3(D) shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the Guaranty Ratings Threshold Date solely by virtue of noncompliance with this Section 6.3(D) shall automatically cease to exist.

        (bb)      Section 7.1(c)(i) of the Credit Agreement is amended and restated in its entirety to read as follows:

(i) Any of the Companies shall fail to perform or observe any term, covenant or agreement under Section 6.1.4, 6.1.5, 6.1.9, 6.1.11, 6.2, or 6.3 or

        (cc)      Section 7.1(d) of the Credit Agreement is amended to delete the phrase “accelerate the maturity of such Indebtedness” appearing therein and to replace such phrase with the phrase “enable or permit the holder or holders of any such Indebtedness to cause such Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity date”.

        (dd)      Section 7.1(j) of the Credit Agreement is amended to delete the reference “Section 6.2.2” appearing therein and to replace such reference with the reference “Section 6.2.3".

        (ee)      Section 8.2 of the Credit Agreement is amended to add the phrase “or any Lender otherwise becomes a Defaulting Lender” immediately after, but before the comma following, the parenthetical “(the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”)” appearing therein.

        (ff)      Section 8.2(ii) of the Credit Agreement is amended to (i) delete the phrase “any such” appearing therein and to replace such phrase with the word “any” and (ii) to add the word “Defaulting” immediately before each reference to “Lender” and “Lender’s” appearing therein.

        (gg)      Section 8.2(iii) of the Credit Agreement is amended to add the word “Defaulting” immediately before the word “Lender’s” appearing therein.

        (hh)      Section 8.2 of the Credit Agreement is amended to (i) amend and restate clauses (v) and (vi) thereof as set forth below, respectively and (ii) add new clauses (vii) and (viii) thereof as set forth below, respectively:

    (v)        for so long as and until the earlier of any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender and the termination of the Commitments or Syndicated Canadian Commitments (as applicable), (1) the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders and (2) the term “Required Syndicated Canadian Banks” for purposes of this Agreement shall mean Syndicated Canadian Banks (excluding all Defaulting Lenders) whose Syndicated Canadian Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Syndicated Canadian Pro Rata Shares of such Syndicated Canadian Banks;

    (vi)        for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees with respect to its Commitment or Syndicated Canadian Commitment (as applicable), which fees shall accrue in favor of the Lenders which are not Defaulting Lenders and shall be allocated among such Lenders ratably based upon their relative Commitments or Syndicated Canadian Commitments (as applicable);

    (vii)        for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, if any Swingline Exposure exists at the time a Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Global Administrative Agent prepay such Swing Line Exposure or, if agreed by the Global Swing Line Lender, cash collateralize the Swing Line Exposure of such Defaulting Lender on terms satisfactory to the Global Swing Line Lender; and

    (viii)        for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, the Global Swing Line Lender shall not be required to fund any Swing Line Loan.

        (ii)      Section 9.8 of the Credit Agreement is amended to add the following sentence to the end thereof:

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Harley or any Subsidiary of Harley at “fair value”, as defined therein.

        (jj)      Section 10.12 of the Credit Agreement is amended to add the word “Global” immediately before the term “Administrative Agent” appearing therein.

        (kk)      Article XII of the Credit Agreement is amended to (i) add the phrase “but subject to the provisions of the final paragraph of this Article XII,” immediately after the phrase “to extend credit hereunder,” appearing in the first paragraph thereof, (ii) delete the reference “Section 6.2.2” appearing in the penultimate paragraph thereof and to replace such reference with the reference “Section 6.2.3” and (iii) amend and restate the final paragraph thereof in its entirety to read as follows:

Notwithstanding anything contained in this Article XII to the contrary, on and after the Guaranty Ratings Threshold Date, (i) the cross-guarantee obligations of each U.S. Borrower in respect of the Loans made to, and any other obligations of, the other U.S. Borrower pursuant to this Article XII shall be automatically released and terminated, (ii) the obligations of the Opco Guarantors under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, Harley and (iii) the obligations of the Finco Guarantors under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, HDFC, the U.K. Borrower and the Canadian Borrower.

        (ll)     The Credit Agreement is amended to add a new Exhibit G thereto in the form attached as Annex I hereto.

        (mm)     The Credit Agreement is amended to add a new Schedule 6.2.1(b) thereto as set forth and attached as Annex II hereto.

        (nn)     Schedule 6.2.1(c) to the Credit Agreement is changed and restated as new Schedule 6.2.2(c) thereto as set forth and attached as Annex III hereto.

        (oo)     The Credit Agreement is amended to add a new Schedule 6.2.8 thereto as set forth and attached as Annex IV hereto.

        (pp)     The Credit Agreement is amended to add a new Schedule 6.2.9(c) thereto as set forth and attached as Annex V hereto.

        2.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by each Borrower, the Required Lenders and the Administrative Agent and counterparts of the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) counterparts of the Joinder Agreements duly executed by each Opco Guarantor in connection with this Amendment, (iii) such other instruments, documents and legal opinions as are reasonably requested by the Administrative Agent and (iv) payment and/or reimbursement of the reasonable fees and expenses of the Administrative Agent and its affiliates (including, to the extent invoiced, fees and expenses of counsel for the Administrative Agent) in connection with this Amendment and the Loan Documents.

        3.    Representations and Warranties of each Borrower. Each Borrower hereby represents and warrants as follows:

(a)     This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

(b)     As of the date hereof and giving effect to the terms of this Amendment, (i) no Default or Unmatured Default shall have occurred and be continuing and (ii) the representations and warranties of such Borrower contained in Article V of the Credit Agreement, as amended hereby, are true and correct as of the Effective Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date.

        4.    Reference to and Effect on the Credit Agreement.

(a)     Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)     Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)     Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

        5.    Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, but giving effect to federal laws applicable to banks.

        6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

Signature Page to Amendment No. 1

Credit Agreement dated as of July 16, 2008

Harley-Davidson, Inc. et al

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HARLEY-DAVIDSON, INC., as a Borrower By:/s/____________________________________ Name: Title: HARLEY-DAVIDSON FUNDING CORP., as a Borrower By:/s/____________________________________ Name: Title: HARLEY-DAVIDSON FINANCIAL SERVICES EUROPE LIMITED, as a Borrower By:/s/____________________________________ Name: Title: HARLEY-DAVIDSON FINANCIAL SERVICES CANADA, INC., as a Borrower By:/s/____________________________________ Name: Title: JPMORGAN CHASE BANK, N.A., individually as a Lender, as Global Swingline Lender and as Global Administrative Agent By:/s/____________________________________ Name: Title: CITIBANK, N.A., individually as a Lender and as Syndication Agent By:/s/____________________________________ Name: Title: BNP PARIBAS, individually as a Lender and as a Documentation Agent By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: THE ROYAL BANK OF SCOTLAND plc, individually as a Lender and as a Documentation Agent By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: DEUTSCHE BANK AG, NEW YORK BRANCH, individually as a Lender and as a Documentation Agent By:/s/____________________________________ Name: Title: U.S. BANK, NATIONAL ASSOCIATION, individually as a Lender By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: MIZUHO CORPORATE BANK, LTD., individually as a Lender By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: MORGAN STANLEY BANK, individually as a Lender By:/s/____________________________________ Name: Title: THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually as a Lender By:/s/____________________________________ Name: Title: FORTIS BANK SA/NV, NEW YORK BRANCH, individually as a Lender By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender By:/s/____________________________________ Name: Title: FIFTH THIRD BANK, individually as a Lender By:/s/____________________________________ Name: Title: M&I MARSHALL & IISLEY BANK, individually as a Lender By:/s/____________________________________ Name: Title: By:/s/____________________________________ Name: Title: THE BANK OF NEW YORK MELLON, individually as a Lender By:/s/____________________________________ Name: Title: THE NORTHERN TRUST COMPANY, individually as a Lender By:/s/____________________________________ Name: Title:

CONSENT AND REAFFIRMATION

        Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Credit Agreement dated as of July 16, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Harley-Davidson, Inc., Harley-Davidson Funding Corp., Harley-Davidson Financial Services Europe Limited and Harley-Davidson Financial Services Canada, Inc. (collectively, the “Borrowers”), the Lenders and JPMorgan Chase Bank, National Association, as Global Administrative Agent (the “Administrative Agent”), which Amendment No. 1 is dated as of April 30, 2009 and is by and among the Borrowers, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Support Agreement (in the case of Harley), the Guarantee (in the case of the Guarantors) and any other Loan Document executed by it and acknowledges and agrees that each and every Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated April 30, 2009

[Signature Page Follows]

Signature Page to Consent and Reaffirmation

        IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed as of the day and year above written.

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
By:___________________________________
Name:
Title:
HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC.
By:/s/___________________________________
Name:
Title:
HARLEY-DAVIDSON CREDIT CORP.
By:/s/___________________________________
Name:
Title:

ANNEX I

Exhibit G

Joinder Agreement

[Attached]

ANNEX II

Schedule 6.2.1(b)

Indebtedness

[Attached]

ANNEX III

Schedule 6.2.2(c)

Liens

[Attached]

ANNEX IV

Schedule 6.2.8

Restrictive Agreements

[Attached]

ANNEX V

Schedule 6.2.9(c)

Investments

[Attached]

SCHEDULE 6.2.1(b)

INDEBTEDNESS

1.	Indebtedness arising under that certain 364-Day Credit Agreement dated as of April 30, 2009 among Harley-Davidson, Inc. and certain of its subsidiaries, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent, and/or any “Loan Document” under and as defined therein, in each case as amended, restated, supplemented or otherwise modified from time to time.

2.	Indebtedness arising under the following industrial revenue bonds and related agreements, instruments and documents: $82,000,000 City of Kansas City, Missouri Taxable IRB, Series 1996A (Harley-Davidson Motor Company Project); $4,135,000 City of Kansas City, Missouri Taxable IRB, Series 1996B (Harley-Davidson Motor Company Project); $2,273,000 Missouri Development Finance Board BUILD Missouri Revenue Bonds Series 2002 (Harley-Davidson Motor Company Group, Inc. Project).

3.	Indebtedness arising under overdraft facilities of Harley-Davidson Japan KK in an aggregate amount of 4.0 billion Yen.

4.	Indebtedness arising under a standby letter of credit in a face amount of up to $5,000,000 issued or to be issued with respect to premises leased by Buell Motorcycle Company, LLC.

SCHEDULE 6.2.2(c)

LIENS

1.	Liens from time to time securing the industrial revenue bonds described on Schedule 6.2.1(b), including extensions, renewals and replacements thereof.

SCHEDULE 6.2.8

RESTRICTIVE AGREEMENTS

1.	Each agreement described on Schedule 6.2.1(b) and each other agreement, instrument and document evidencing the facilities described on such schedule, in each case as amended, restated, supplemented or otherwise modified from time to time.

2.	Indenture dated as of February 5, 2009 between Harley-Davidson, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as amended, restated, supplemented or otherwise modified from time to time.

3.	Indenture dated as of November 21, 2003 among Harley-Davidson Funding Corp., as issuer, Harley-Davidson Financial Services, Inc. and Harley-Davidson Credit Corp., as guarantors, and BNY Midwest Trust Company, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

SCHEDULE 6.2.9(c)

INVESTMENTS

None.